Exhibit 99.1

International Game Technology Announces a 17% Dividend Increase

(LAS VEGAS – Nov. 20, 2012) – International Game Technology (NYSE: IGT) announced today its Board of Directors declared a cash dividend of $0.07 per share on its common stock, a 17% increase compared to the dividend paid in the same quarter last year.  This marks the 39th consecutive quarter that the Company has paid a dividend, the longest, current streak in the gaming industry.

“We are pleased to announce a 17% increase in the quarterly cash dividend and to continue to distinguish IGT as the only dividend paying, investment grade company in the gaming industry.” said Patti Hart, CEO of IGT.  “This action reflects the confidence we have in our business strategy, the sustainability of our cash flow, and our commitment to returning capital to shareholders.”

The dividend is payable on Dec. 31, 2012 to shareholders of record on Dec. 19, 2012.

About IGT
International Game Technology (NYSE: IGT) is a global leader in the design, development and manufacture of gaming machines and systems products, as well as online and mobile gaming solutions for regulated markets. More information about IGT is available at www.IGT.com or follow IGT on Twitter at @IGTNews or Facebook at www.facebook.com/IGT.

Contact:
Matt Moyer
Vice President, Investor Relations of IGT
+1 866-296-4232